Exhibit 99.1
NEWS RELEASE
NACCO Industries, Inc.
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577
FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 9, 2007
NACCO INDUSTRIES, INC.’S
NMHG HOLDING CO. TO PHASE OUT PRODUCTION OF CURRENT PRODUCT AT
ITS IRVINE, SCOTLAND FACILITY, RESTRUCTURE ITS CRAIGAVON,
NORTHERN IRELAND FACILITY AND INCREASE PRODUCTION AT ITS NORTH
AMERICAN PLANTS
     Mayfield Heights, Ohio, August 9, 2007 – NACCO Industries, Inc. (NC-NYSE) today announced that its operating subsidiary, NACCO Materials Handling Group, Inc. (NMHG), will phase out production of current product at its facility in Irvine, Scotland, change the product mix at its Craigavon, Northern Ireland facility and increase production at its Berea, Kentucky and Sulligent, Alabama plants in the U.S. and at its Ramos Arizpe facility in Mexico. NACCO indicated that these actions are being taken to further reduce NMHG’s manufacturing, component and other product costs, reduce its manufacturing footprint, significantly reduce working capital requirements and reduce currency exposures through increased manufacture of products in the market of sale. At maturity, benefits from this program are expected to be approximately $20 million in annual cost savings and approximately $11 million in working capital reductions.
     The Irvine manufacturing facility, which employs approximately 220 people, is expected to scale down production of current product during 2008 and cease production of current product in early 2009. A new generation of electric counterbalanced lift trucks will replace products currently manufactured in Irvine. This new product range will be manufactured in the Craigavon, Northern Ireland facility. NMHG expects to maintain divisional personnel in the Ayrshire area of Scotland.
     The Craigavon manufacturing facility is expected to phase out production of the 2 to 3 ton pneumatic internal combustion engine (“ICE”) product line for the Americas market and to focus on meeting the demands of expanding markets in Europe, Africa and the Middle East. The facility will also start producing NMHG’s next generation of electric products during 2008, which is expected to utilize the capacity made available as a result of the phase out of production for the U.S. market.
     The production of the Americas requirements for the 2 to 3 ton pneumatic ICE line will move to the Berea, Kentucky manufacturing plant, which will be supported by frames and other major weldments from the Ramos Arizpe, Mexico plant and major components from the Sulligent, Alabama plant. Sulligent will also produce additional major components to support Craigavon production. The transfer of the 2 to 3 ton ICE pneumatic Americas production volume will occur in phases and is expected to be completed by the end of 2008.

     As a result of its decision to implement these programs, NMHG will recognize a restructuring charge of approximately $5.8 million in the third quarter, primarily related to future severance payments to Irvine employees. In addition, NMHG anticipates it will incur additional costs associated with the restructuring of $1.8 million during the third quarter of 2007, $2.0 million during the fourth quarter of 2007, $9.4 million during 2008 and $1.0 million in 2009.
     While the company anticipates spending up to $18 million on capital expenditures related to this restructuring program, the total planned capital expenditures of NMHG over the next few years will remain at the previously projected levels as a result of the elimination of future expenditures at the Irvine plant.
     Estimated benefits from this restructuring program are expected to be cost savings of approximately $15 million in 2009 and rising to approximately $20 million annually at maturity in 2011. Estimated working capital reductions are expected to be approximately $11 million at maturity.
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     The statements contained in this press release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to NMHG’s operations include, without limitation: (1) reduction in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NMHG derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or increases in costs of raw materials or sourced products and labor, (4) customer acceptance of, changes in the prices of, or delays in the development of new products, (5) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (6) delays in manufacturing and delivery schedules, (7) changes in or unavailability of suppliers, (8) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (9) product liability or other litigation, warranty claims or returns of products, (10) delays in or increased costs of restructuring programs, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (12) acquisitions and/or dispositions of dealerships by NMHG and (13) changes mandated by federal and state regulation including health, safety or environmental legislation.
     NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names.
     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. NACCO Housewares Group consists of Hamilton Beach/Proctor-Silex, Inc., a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels, and The

Kitchen Collection, Inc., a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
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FOR FURTHER INFORMATION REGARDING
INVESTOR QUESTIONS AND MEDIA QUESTIONS IN THE UNITED STATES, CONTACT
Christina Kmetko
Manager – Finance
NACCO Industries, Inc.
(440) 449-9669
FOR FURTHER INFORMATION REGARDING
MEDIA QUESTIONS IN THE UNITED KINGDOM,
CONTACT:
Ralf Mock
Managing Director, Europe, Africa and Middle East
44-1252-770701
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